Exhibit 99.1

Press	Company Contact: Bill Walsh, CFO
Release	Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2004 SECOND QUARTER FINANCIAL RESULTS
Second quarter revenue up 5.9%; Net income up 7.6% over 2003
Net income per share (diluted) increases 3.8%

NEW YORK, July 22, 2004 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2004.

For the second quarter 2004, the Company reported revenue of $65.1 million, an increase of 5.9% over revenue of $61.4 million during the second quarter of 2003. Costs and expenses for the second quarter increased by 8.8%, from $48.8 million in 2003 to $53.1 million in 2004. Earnings before interest and taxes (EBIT) for the quarter were $15.9 million, compared with EBIT of $16.1 million during the comparable period last year.

Interest expense for the second quarter declined 39.3%, from $3.2 million in 2003 to $1.9 million in 2004, due to reductions in debt between the two periods.

Net income for the quarter was $8.6 million, compared with $8.0 million for the second quarter of 2003.

Net income per share for the second quarter 2004 increased to $0.27 (diluted), compared with $0.26 (diluted) during the comparable period last year.

In the second quarter 2004, Arbitron reduced its long-term debt by $10.0 million to $75.0 million.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 2 of 7
July 22, 2004

For the six months ended June 30, 2004, revenue was $141.7 million, an increase of 6.7% over the same period last year. EBIT was $47.8 million, compared to $46.0 million in 2003. Net income for the six months was $26.7 million or $0.85 per share (diluted), compared with $24.1 million or $0.80 per share (diluted) during the comparable period last year.

Commenting on the results for the second quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “In the second quarter of 2004, we met our goal for profitability in an environment that remained challenging for our customers and for our company. At the same time, we were able to continue our planned investments in the quality of our core services and in our initiatives for long-term growth.”

“Our efforts to commercialize the Portable People Meter (PPM) system made progress this quarter,” said Mr. Morris. “Arbitron and Nielsen recently completed a critical milestone in the PPM research program: developing two methods of improving the rate at which U.S. consumers participate in the PPM survey. Arbitron will use one of these methods when we begin recruiting consumers for our demonstration of the PPM in Houston.”

“On the international front, BBM Canada, the industry consortium for audience ratings, yesterday adopted the Arbitron Portable People Meter as the official ratings system for buying and selling commercial airtime on French-language television in Quebec and Montreal. Starting September 2004, BBM will use Arbitron PPMs in place of push-button people meters to measure audiences for French-language television in the province of Quebec.”

“I’m also encouraged by the progress we are seeing behind the scenes in the remaining PPM research studies with Nielsen, and in our pilot tests for the National Marketing Panel,” said Mr. Morris.

Arbitron will host a conference call at 10:00 a.m. ET on July 22nd to discuss its second quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The conference call can also be accessed from outside the United States by dialing 973-582-2737. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor

www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 3 of 7
July 22, 2004

advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audiences and marketing information. The Company is developing the PPM, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Arbitron has approximately 1700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

###

PPMSM is a mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 4 of 7
July 22, 2004

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		$	%
	2004	2003	Change	Change
Revenue	$65,084	$61,448	$3,636	5.9%
Costs and expenses
Cost of revenue	29,561	28,250	1,311	4.6%
Selling, general and administrative	15,500	14,115	1,385	9.8%
Research and development	8,004	6,414	1,590	24.8%
Total costs and expenses	53,065	48,779	4,286	8.8%
Operating income	12,019	12,669	(650)	(5.1%)
Equity in net income of affiliate	3,857	3,480	377	10.8%
Earnings before interest and income taxes	15,876	16,149	(273)	(1.7%)
Interest income	196	185	11	5.9%
Interest expense	1,949	3,210	(1,261)	(39.3%)
Earnings before income taxes	14,123	13,124	999	7.6%
Income tax expense	5,508	5,118	390	7.6%
Net income	$8,615	$8,006	$609	7.6%
Net income per weighted average common share
Basic	$0.28	$0.27	$0.01	3.7%
Diluted	$0.27	$0.26	$0.01	3.8%
Weighted average shares used in calculations
Basic	30,977	29,805	1,172	3.9%
Diluted	31,497	30,382	1,115	3.7%
Other data
EBITDA	$17,327	$17,305	$22	0.1%

www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 5 of 7
July 22, 2004

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		$	%
	2004	2003	Change	Change
Revenue	$141,669	$132,802	$8,867	6.7%
Costs and expenses
Cost of revenue	51,258	48,239	3,019	6.3%
Selling, general and administrative	30,291	28,090	2,201	7.8%
Research and development	14,867	12,695	2,172	17.1%
Total costs and expenses	96,416	89,024	7,392	8.3%
Operating income	45,253	43,778	1,475	3.4%
Equity in net income of affiliate	2,529	2,221	308	13.9%
Earnings before interest and income taxes	47,782	45,999	1,783	3.9%
Interest income	398	373	25	6.7%
Interest expense	4,378	6,825	(2,447)	(35.9%)
Earnings before income taxes	43,802	39,547	4,255	10.8%
Income tax expense	17,083	15,423	1,660	10.8%
Net income	$26,719	$24,124	$2,595	10.8%
Net income per weighted average common share
Basic	$0.87	$0.81	$0.06	7.4%
Diluted	$0.85	$0.80	$0.05	6.2%
Weighted average shares used in calculations
Basic	30,885	29,723	1,162	3.9%
Diluted	31,500	30,274	1,226	4.0%
Other data
EBITDA	$50,551	$48,382	$2,169	4.5%

www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 6 of 7
July 22, 2004

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Six Months Ended June 30, 2004 and 2003
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net income	$8,615	$8,006	$26,719	$24,124
Income tax expense	5,508	5,118	17,083	15,423
Net interest expense	1,753	3,025	3,980	6,452
EBIT	$15,876	$16,149	$47,782	$45,999
Depreciation and amortization	1,451	1,156	2,769	2,383
EBITDA	$17,327	$17,305	$50,551	$48,382

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

www.arbitron.com

Arbitron Inc. Reports 2004 Second Quarter Financial Results	Page 7 of 7
July 22, 2004

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2004 and December 31, 2003
(In thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$77,337	$68,433
Trade receivables	17,966	21,355
Deferred taxes and taxes recoverable (1)	16,098	30,829
Goodwill, net	38,027	32,937
Other assets	35,287	30,640
Total assets	$184,715	$184,194
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$52,860	$58,398
Long-term debt	75,000	105,000
Other liabilities	33,871	38,869
Stockholders’ equity (deficit) (2)	22,984	(18,073)
Total liabilities and stockholders’ equity (deficit)	$184,715	$184,194

(1) Pursuant to an IRS Revenue Procedure issued during the second quarter of 2004, Arbitron has changed its tax method of accounting for advanced payments. As a result of the method change, income taxes of approximately $22.2 million paid in 2003 are being applied toward the Company’s 2004 tax liability. The deferred tax assets no longer include a temporary difference for deferred revenue. The remaining balance of recoverable income taxes is approximately $10.6 million as of June 30, 2004.

(2) Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

www.arbitron.com